Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-230033

O’REILLY AUTOMOTIVE, INC.

$500,000,000 1.750% Senior Notes due 2031

September 9, 2020

Term Sheet

Issuer	O’Reilly Automotive, Inc.

Description of Security	1.750% Senior Notes due 2031

Security Type	Senior Notes

Legal Format	SEC Registered

Trade Date	September 9, 2020

Settlement Date	September 23, 2020 (T+10)

Principal Amount	$500,000,000

Maturity Date	March 15, 2031

Interest Payment Dates	Semi-annually on March 15 and September 15, commencing on March 15, 2021

Coupon	1.750%

Benchmark Treasury	0.625% due August 15, 2030

Benchmark Treasury Price / Yield	99-09+ / 0.698%

Spread to Benchmark Treasury	+110 basis points

Yield to Maturity	1.798%

Public Offering Price	99.544% of the principal amount

Optional Redemption

Prior to December 15, 2030, redeemable, in whole, at any time, or in part, from time to time, at the Company’s option, for cash, at a redemption price, plus accrued and unpaid interest to, but not including, the redemption date, equal to the greater of (1) 100% of the principal amount thereof, or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would have been due if the notes matured on December 15, 2030, not including accrued and unpaid interest to, but not including, the date of redemption, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve

30-day months) at the applicable Treasury Yield plus 20 basis points.

On or after December 15, 2030, redeemable, in whole at any time or in part from time to time, at the Company’s option, for cash, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but not including, the redemption date.

CUSIP Number	67103H AK3

ISIN	US67103HAK32

Joint Book-Running Managers	BofA Securities, Inc.
Wells Fargo Securities, LLC
J.P. Morgan Securities LLC
Truist Securities, Inc.
U.S. Bancorp Investments, Inc.

Senior Co-Managers	PNC Capital Markets LLC
TD Securities (USA) LLC

Co-Managers	BNP Paribas Securities Corp.
Capital One Securities, Inc.
Citizens Capital Markets, Inc.
Huntington Securities, Inc.
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
Regions Securities LLC

We expect that delivery of the notes will be made to investors on or about September 23, 2020, which will be the 10th business day following the date of the prospectus supplement (such settlement being referred to as “T+10”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes on the date of the prospectus supplement or the next seven business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for this offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from BofA Securities, Inc., toll-free at 1-800-294-1322 or by email at dg.prospectus_requests@bofa.com or Wells Fargo Securities, LLC, toll-free at 1-800-645-3751.

Term Sheet dated September 9, 2020, to the Preliminary Prospectus Supplement dated September 9, 2020, and the accompanying Prospectus dated March 1, 2019 (together, the “Preliminary Prospectus”) of O’Reilly Automotive, Inc. The information in this Term Sheet supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent it is inconsistent with the information in the Preliminary Prospectus. This Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus. Financial information presented in the Preliminary Prospectus is deemed to have changed to the extent affected by the changes described herein. This pricing term sheet should be read together with the Preliminary Prospectus, including the documents incorporated by reference therein, before making a decision in connection with an investment in the securities. Capitalized terms used in this Term Sheet but not defined have the meanings given them in the Preliminary Prospectus.